Exhibit 99.1

Strong FY22 Performance and Cash Flow Highlighted by Beer Business
Beer Business Delivers Outstanding Net Sales and Operating Income Growth
Company’s Capital Allocation Strategy Remains Unchanged

	Net Sales	Operating Income	Earnings Before Interest & Taxes (EBIT)	Diluted Net Income (Loss) Per Share Attributable to CBI (EPS)	Diluted EPS Excluding Canopy
Fiscal Year 2022 Financial Highlights (1) | In millions, except per share data
Reported	$8,821	$2,332	NA	$(0.22)	NA
% Change	2%	(16%)	NA	(102%)	NA
Comparable	$8,821	$2,936	$2,789	$10.20	$10.99
% Change	2%	2%	1%	2%	5%
Fourth Quarter Fiscal Year 2022 Financial Highlights (1)
Reported	$2,103	$678	NA	$2.07	NA
% Change	8%	21%	NA	6%	NA
Comparable	$2,103	$659	$623	$2.37	$2.55
% Change	8%	17%	17%	30%	32%
(1) Definitions of reported, comparable, and organic, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable
HIGHLIGHTS
•Achieves fiscal 2022 reported basis EPS of $(0.22) and comparable basis EPS of $10.20, including Canopy equity losses of $0.80; excluding Canopy equity losses, achieved comparable basis EPS of $10.99, an increase of 5%
•Beer Business delivers strong fiscal 2022 net sales growth and operating margin performance despite COGS headwinds
•Wine and Spirits Business delivers strong organic net sales growth mostly driven by Meiomi, Kim Crawford, and The Prisoner; marketplace performance for high-end brands continues to outpace the overall U.S. wine and spirits category for fiscal 2022
•Generates strong operating and free cash flow of $2.7 billion and $1.7 billion, respectively, for fiscal 2022

•Returns nearly $2 billion to shareholders in share repurchases and dividends in fiscal 2022 and plans $500 million of share repurchases in the first quarter of fiscal 2023; when completed, will achieve approximately 75% of $5 billion commitment; fiscal 2023 guidance includes $500 million of first quarter share repurchases only
•Provides fiscal 2023 reported basis EPS outlook of $11.15 - $11.45 and comparable basis EPS outlook of $11.20 - $11.50
•Provides fiscal 2023 operating cash flow target of $2.6 - $2.8 billion and free cash flow projection of $1.3 - $1.4 billion
•Declares quarterly cash dividend of $0.80 per share Class A and $0.72 per share Class B common stock representing solid growth

“Driven by a relentless focus on building brands consumers love, our business continues to gain momentum. Despite various headwinds, we extended our leadership position in the high-end of the U.S. beer market, our high-end wine and spirits brands continue to outpace the industry complimented by successful innovation, we continue to invest aggressively in our core business, and we’ve set a strong foundation for future growth.”

“Our capital allocation strategy remains unchanged and includes a focus on maintaining an investment-grade rating, returning capital to shareholders through dividends and share repurchases, and investing in the growth of the business. In fiscal 22 alone, our strong operating results and powerful cash generation capability enabled us to return almost $2 billion in capital to shareholders as part of our $5 billion commitment by the end of fiscal 23.”

Bill Newlands	Garth Hankinson
President and Chief Executive Officer	Chief Financial Officer

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 1

beer
	Shipments	Depletions	Net Sales	Operating Income
Year Ended | In millions; branded product, 24-pack, 12-ounce case equivalents
February 28, 2022	364.2		$6,751.6	$2,703.3
February 28, 2021	334.6		$6,074.6	$2,494.3
% Change	8.8%	8.9%	11%	8%
Three Months Ended
February 28, 2022	83.2		$1,565.7	$613.6
February 28, 2021	75.7		$1,376.7	$506.3
% Change	9.9%	9.8%	14%	21%
FISCAL YEAR 2022 HIGHLIGHTS
•Constellation’s Beer Business posted depletion growth of nearly 9%, marking the 12th consecutive year of volume growth, driven by continued strong demand in off-premise channels, as well as a return to growth in on-premise channels. When adjusted for two extra selling days, generated approximately 8% depletion growth.
•In IRI channels, the Beer Business significantly outpaced the total beer category, the high-end segment, and was the #1 dollar share gainer, adding 1.2 market share points.
•Modelo Especial achieved nearly 15% depletion growth and became the #2 beer brand and #1 share gainer in the entire U.S. beer category in dollar sales in IRI channels; Modelo Chelada posted depletion growth of over 30% and solidified its position as the #1 Chelada in the U.S. beer market.
•Corona Extra sustained its reinvigorated growth trajectory, reported depletion growth of 9%, and positioned itself as the #3 brand in the high-end.
•Operating margin decreased 110 basis points to 40.0%, as benefits from favorable pricing, marketing as a percent of net sales, and mix were more than offset by increased COGS driven by obsolescence, higher brewery and material costs, and increased depreciation.
FOURTH QUARTER FISCAL 2022 HIGHLIGHTS
•Constellation’s Beer Business posted depletion growth of nearly 10% driven by the continued strength of Modelo Especial and Corona Extra. When adjusted for one extra selling day, the Beer Business generated over 8% depletion growth.
•Distributor inventories returned to more normal levels during the quarter as cases shipped continued to exceed cases depleted.
•Modelo Especial delivered 17% depletion growth while Corona Extra achieved 9% depletion growth, and were the #1 and #2 dollar share gainers, respectively, among import brands in IRI channels.
•Operating margin increased 240 basis points to 39.2%, as benefits from decreased marketing and SG&A spend, favorable pricing, and foreign currency were partially offset by increased COGS.
•Marketing as a percent of net sales was 9.5% versus 12.5% for fourth quarter fiscal 2021. Marketing spend shifted to the second half of fiscal 2021 due to COVID-related sporting or sponsorship cancellations resulting in a favorable comparison in fourth quarter fiscal 2022.

wine and spirits
	Shipments	Organic Shipments (1)	Depletions (1)	Net Sales (2)	Organic Net Sales (1)	Operating Income (2)
Year Ended | In millions; branded product, 9-liter case equivalents
February 28, 2022	29.9	29.9		$2,069.1	$2,069.1	$470.7
February 28, 2021	45.0	29.1		$2,540.3	$1,898.0	$622.4
% Change	(33.6%)	2.7%	(5.8%)	(19%)	9%	(24%)
Three Months Ended
February 28, 2022	7.7	7.7		$536.8	$536.8	$121.8
February 28, 2021	9.4	7.9		$576.3	$512.5	$114.6
% Change	(18.1%)	(2.5%)	(6.6%)	(7%)	5%	6%
(2) Year ended and three months ended February 28, 2021, includes (i) $642.3 million and $63.8 million of net sales, respectively, and (ii) $238.4 million and $21.3 million of gross profit less marketing, respectively, that are no longer part of the wine and spirits segment results.
FISCAL YEAR 2022 HIGHLIGHTS
•Increased focus on our higher-end price segments yielded benefits as our fine wine and craft spirits portfolio achieved double-digit net sales growth driven by The Prisoner and High West.
•Strong organic net sales growth was driven by favorable price and double-digit shipment volume growth for Meiomi and Kim Crawford, which also generated robust mix benefits.
•Meiomi cabernet sauvignon and Kim Crawford Illuminate sauvignon blanc held the top two spots among new high-end products released over the last two years in IRI channels.
•Operating margin decreased 180 basis points to 22.7%, as mix benefits from divestitures and favorable price were more than offset by increased marketing and SG&A spend as a percent of net sales and increased COGS driven by freight and warehousing costs.
FOURTH QUARTER FISCAL 2022 HIGHLIGHTS
•Consumer takeaway accelerated as Meiomi and The Prisoner Wine Company produced double-digit sales growth in IRI channels.
•Meiomi and Kim Crawford Illuminate were both top 3 share gainers within the ultra premium and super premium price segments in IRI channels, respectively.
•Innovation continued to flourish as Woodbridge 3-liter box was the #1 new premium box brand and The Prisoner pinot noir was among the top 3 new super luxury SKUs in IRI channels.
•Operating margin increased 280 basis points to 22.7%, primarily reflecting favorable price and mix benefits combined with the timing of marketing spend related to the impact of COVID; partially offset by unfavorable foreign currency, increased SG&A, and COGS headwinds driven by higher freight and warehousing costs.

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 2

outlook
The table sets forth management's current EPS expectations for fiscal 2023 compared to fiscal 2022 actual results, on a reported basis, a comparable basis, and a comparable basis excluding Canopy equity earnings (losses) and related activities.

	Reported Basis		Comparable Basis
	FY23 Estimate	FY22 Actual	FY23 Estimate (Excl. Canopy)	FY22 Actual	FY22 Actual (Excl. Canopy)
Fiscal Year Ending February 28	$11.15 - $11.45	$(0.22)	$11.20 - $11.50	$10.20	$10.99
Fiscal 2023 Guidance Assumptions:
•Beer: net sales growth 7 - 9%; operating income growth 2 - 4%
•Wine and Spirits: net sales decline 1 - 3%; operating income growth 4 - 6%
•Interest expense: $350 - $360 million
•Tax rate: reported and comparable excluding Canopy equity earnings impact approximately 20%

•Weighted average diluted shares outstanding: approximately 189 million; assumes $500 million of share repurchases in Q1
•Operating cash flow: $2.6 - $2.8 billion
•Capital expenditures: $1.3 - $1.4 billion, including approximately $1.2 billion targeted for Mexico beer operations activities
•Free cash flow: $1.3 - $1.4 billion

Our guidance does not reflect future changes in the fair value of the company’s investment in Canopy’s warrants and convertible debt securities. Additionally, the company continues to evaluate the future potential equity earnings impact from the Canopy equity method investment and related activities and, as such, these items have been excluded from the guidance assumptions noted above.
BEER BUSINESS CAPITAL EXPANSION
The company plans to invest in the next increment of capacity in Mexico that will provide the long-term flexibility needed to support the expected future growth of its high-end Mexican beer portfolio. Total capital expenditures for the Beer Business are expected to be $5.0 billion to $5.5 billion over fiscal 2023 to fiscal 2026, with the majority of spend expected to occur in the first three years of that timeframe. The investment will support an additional 25 million to 30 million hectoliters of total capacity and includes construction of a new brewery in Southeast Mexico in the state of Veracruz, as well as continued expansion, optimization, and/or construction at the company's existing sites in Nava and Obregon.

For the first quarter of fiscal 2022 we recorded a $666 million impairment on the Mexicali facility, which is included above in the fiscal 2022 reported basis EPS results. The company continues to work with government officials in Mexico to (i) determine next steps for our suspended Mexicali Brewery construction project and (ii) pursue various forms of recovery for capitalized costs and additional expenses incurred in establishing the brewery, however, there can be no assurance of any recoveries.

canopy Constellation’s share of Canopy’s equity earnings (losses) and related activities were as follows:
	Reported Basis	Comparable Basis
Year Ended I In millions
February 28, 2022	$(73.6)	$(178.2)
February 28, 2021	$(679.0)	$(146.2)
Three Months Ended
February 28, 2022	$(34.1)	$(35.6)
February 28, 2021	$(258.0)	$(37.4)
Constellation has recognized a $534 million unrealized net loss in reported basis results since the initial Canopy investment in November 2017; a $1,645 million and $110 million decrease in the fair value of our Canopy investment was recognized for fiscal 2022 and fourth quarter of fiscal 2022, respectively.

ESG philosophy and strategy
As an agricultural-based company, we have a long history of operating sustainably and responsibly and believe doing our part is important to the future success of our business and our communities. As we continue our commitment to being a thoughtful steward of resources, our stakeholders can expect us to deliver measured but meaningful environmental, social, and governance (“ESG”) plans over time. In the near-term, we are focused on:
•Reducing our Scope 1 and Scope 2 greenhouse gas emissions by 15% between the periods fiscal 2020 to fiscal 2025
•Restoring approximately 1.1 billion gallons of water withdrawals from critical watersheds and improve water accessibility in disadvantaged communities where we operate between the periods fiscal 2023 to fiscal 2025

To learn more about these targets and our ESG philosophy, strategy, and work that is underway, please visit our Sustainability page. We will publish our comprehensive Company Impact Report in the Fall to highlight our continued progress towards achieving our targets and disclose data regarding our ESG efforts, which will include certain information using the SASB reporting framework.

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 3

QUARTERLY DIVIDEND
On April 6, 2022, Constellation’s board of directors declared a quarterly cash dividend of $0.80 per share of Class A Common Stock and $0.72 per share of Class B Convertible Common Stock, payable on May 19, 2022, to stockholders of record as of the close of business on May 5, 2022.

† A copy of this news release, including the attachments and other financial information that may be discussed during the call, will be available on our investor relations website, ir.cbrands.com, prior to the call.

SUPPORTING OUR COLLEAGUES, INDUSTRY, AND COMMUNITIES
CELEBRATING WOMEN’S HISTORY MONTH WITH DRESS FOR SUCCESS
Beyond our walls, we strive to support the advancement of women in our communities. Services such as those provided by Dress for Success (“DFS”)—an organization whose mission is to empower women to achieve economic independence—are needed more than ever. We are proud to be a corporate DFS partner, and provide support to a number of local affiliates through ongoing activations by WISE (Win. Inspire. Support. Elevate.), our business resource group that offers networking and development opportunities for women of all levels at Constellation. WISE promoted DFS’s Your Hour, Her Power® annual campaign for Women's History Month and International Women's Day, and the company committed to matching employee contributions 2:1. The Your Hour, Her Power® pledge asks individuals to donate one hour of pay to help other women gain financial independence and professional mobility. Between employee and company contributions, we raised $15,000 for the The Your Hour, Her Power® Women’s History Month campaign.

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, our fine wine and craft spirits brands, including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey, and our premium wine brands such as Meiomi and Kim Crawford.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS			INVESTOR RELATIONS CONTACTS
Mike McGrew	773-251-4934	michael.mcgrew@cbrands.com	Patty Yahn-Urlaub	585-678-7483	patty.yahn-urlaub@cbrands.com
Amy Martin	585-678-7141	amy.martin@cbrands.com

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 4

SUPPLEMENTAL INFORMATION
Reported basis (“reported”) are amounts as reported under generally accepted accounting principles. Comparable basis (“comparable”) are amounts which exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results. The company discusses various non-GAAP measures in this news release. Financial statements, as well as supplemental schedules and tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

FORWARD-LOOKING STATEMENTS
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations and business, future financial position, expected effective tax rates and anticipated tax liabilities, estimated revenues, projected costs and expenses, expected net sales and operating income, estimated diluted EPS, expected capital expenditures, expected operating cash flow and free cash flow, future payments of dividends, amount, manner and timing of share repurchases under the share repurchase authorization, ESG plans and targets, and prospects, plans, and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business on May 31, 2022, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ quiet period, the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, investment, merger, or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the issuance of this release, potential common stock declassification, or incremental contingent consideration payment paid or specific amount of incremental contingent consideration payment received in association with the Wine and Spirits Divestitures (as defined below). The Projections should not be construed in any manner as a guarantee that such results will in fact occur. The actual impact of COVID-19 and its associated operating environment may be materially different than management’s expectations.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to risk, uncertainty, and possible variance from management’s expectations regarding:
•duration and impact of the COVID-19 pandemic, including but not limited to new variants, vaccine efficacy and immunization rates, closures of non-essential businesses, which may include our manufacturing facilities, and other associated governmental containment actions, and the increase in cybersecurity attacks that have occurred while non-production employees work remotely;
•raw material, water supply, production, or shipment difficulties could adversely affect our ability to supply our customers;
•actual impact to supply, production levels, and costs from wildfires, severe weather events, global supply chain logistics, and transportation challenges due to, among other reasons, the actual severity and geographical reach of wildfires and severe weather events and actual supply chain and transportation performance;
•impact of the Wine and Spirits Divestitures, the Concentrate Business Divestiture, and the Paul Masson Divestiture (each as defined below) and amount and timing of cost reductions, if any;
•amount of contingent consideration, if any, received in the Wine and Spirits Divestitures will depend on actual future brand performance;
•beer operations expansion, optimization, and/or construction activities, scope, capacity, costs, capital expenditures, timing associated with these activities, and amount of impairment or other costs and expenses from non-recoverable brewery construction assets in Mexico may vary due to market conditions, our cash and debt position, receipt of regulatory approvals on the expected dates and terms, results of discussions with government officials in Mexico, actual amount of non-recoverable brewery construction assets and other costs, and other factors determined by management;
•accuracy of supply projections, including relating to wine and spirits operating activities, beer operations expansion, optimization, and construction activities, product inventory levels, and glass sourcing;
•operating cash flow, free cash flow, effective tax rate and capital expenditures to support long-term growth;
•accuracy of projections associated with market opportunities, new products, and previously announced acquisitions, investments, and divestitures;
•accuracy of projections relating to and potential future impairment of the Canopy investment;
•exact duration of the share repurchase implementation and the amount, timing, and source of funds for any share repurchases and number of shares outstanding;
•amount and timing of future dividends which are subject to the determination and discretion of our Board of Directors and may be impacted if our ability to use cash flow to fund dividends is affected by unanticipated increases in total net debt, we are unable to generate cash flow at anticipated levels, or we fail to generate expected earnings;
•general economic, geopolitical, domestic, international, and regulatory conditions, world financial market instability, recession, health epidemics or pandemics, unanticipated environmental liabilities and costs, or enhanced competitive activities;
•inflationary pressures and our ability to pass along rising costs to consumers through increased selling prices;
•impact of the military conflict in Ukraine and associated geopolitical tensions and responses, including on inflation, supply chains, commodities, energy, and cybersecurity;
•changes to international trade agreements, tariffs, accounting standards, elections, assertions, or policies, tax laws, or other governmental regulations, and other factors which could impact the company’s reported financial position, results of operations, effective tax rate, or accuracy of any associated Projections;
•changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices, and raw materials; and
•other factors and uncertainties disclosed in the company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2021 which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 5

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	February 28, 2022	February 28, 2021
ASSETS
Current assets:
Cash and cash equivalents	$199.4	$460.6
Accounts receivable	899.0	785.3
Inventories	1,573.2	1,291.1
Prepaid expenses and other	658.1	507.5
Total current assets	3,329.7	3,044.5
Property, plant, and equipment	6,059.6	5,821.6
Goodwill	7,862.4	7,793.5
Intangible assets	2,755.2	2,732.1
Equity method investments	2,688.7	2,788.4
Securities measured at fair value	191.4	1,818.1
Deferred income taxes	2,351.5	2,492.5
Other assets	617.3	614.1
Total assets	$25,855.8	$27,104.8

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Short-term borrowings	$323.0	$—
Current maturities of long-term debt	605.3	29.2
Accounts payable	899.2	460.0
Other accrued expenses and liabilities	871.3	779.9
Total current liabilities	2,698.8	1,269.1
Long-term debt, less current maturities	9,488.2	10,413.1
Deferred income taxes and other liabilities	1,621.0	1,493.5
Total liabilities	13,808.0	13,175.7
CBI stockholders’ equity	11,731.9	13,598.9
Noncontrolling interests	315.9	330.2
Total stockholders’ equity	12,047.8	13,929.1
Total liabilities and stockholders’ equity	$25,855.8	$27,104.8

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 6

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended		Years Ended
	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021
Sales	$2,268.8	$2,120.6	$9,529.1	$9,355.7
Excise taxes	(166.3)	(167.6)	(708.4)	(740.8)
Net sales	2,102.5	1,953.0	8,820.7	8,614.9
Cost of product sold	(969.9)	(959.3)	(4,113.4)	(4,148.9)
Gross profit	1,132.6	993.7	4,707.3	4,466.0
Selling, general, and administrative expenses	(454.9)	(453.3)	(1,711.4)	(1,665.1)
Impairment of brewery construction in progress	—	—	(665.9)	—
Impairment of assets held for sale	—	—	—	(24.0)
Gain (loss) on sale of business	(0.2)	18.9	1.7	14.2
Operating income (loss)	677.5	559.3	2,331.7	2,791.1
Income (loss) from unconsolidated investments	(93.7)	19.8	(1,635.5)	150.3
Interest expense	(85.9)	(89.8)	(356.4)	(385.7)
Loss on extinguishment of debt	—	(4.0)	(29.4)	(12.8)
Income (loss) before income taxes	497.9	485.3	310.4	2,542.9
(Provision for) benefit from income taxes	(92.3)	(94.7)	(309.4)	(511.1)
Net income (loss)	405.6	390.6	1.0	2,031.8
Net (income) loss attributable to noncontrolling interests	(10.2)	(7.7)	(41.4)	(33.8)
Net income (loss) attributable to CBI	$395.4	$382.9	$(40.4)	$1,998.0

Net income (loss) per common share attributable to CBI:
Basic – Class A Common Stock	$2.11	$2.00	$(0.22)	$10.44
Basic – Class B Convertible Common Stock	$1.92	$1.81	$(0.20)	$9.48

Diluted – Class A Common Stock	$2.07	$1.95	$(0.22)	$10.23
Diluted – Class B Convertible Common Stock	$1.91	$1.80	$(0.20)	$9.42

Weighted average common shares outstanding:
Basic – Class A Common Stock	166.634	170.717	167.431	170.239
Basic – Class B Convertible Common Stock	23.208	23.268	23.225	23.280

Diluted – Class A Common Stock	190.685	195.942	167.431	195.308
Diluted – Class B Convertible Common Stock	23.208	23.268	23.225	23.280

Cash dividends declared per common share:
Class A Common Stock	$0.76	$0.75	$3.04	$3.00
Class B Convertible Common Stock	$0.69	$0.68	$2.76	$2.72

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 7

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)
	Years Ended
	February 28, 2022	February 28, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1.0	$2,031.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net (gain) loss on securities measured at fair value	1,644.7	(802.0)
Deferred tax provision (benefit)	84.8	336.4
Depreciation	337.3	293.8
Stock-based compensation	44.9	63.0
Equity in (earnings) losses of equity method investees and related activities, net of distributed earnings	61.6	673.4
Noncash lease expense	81.9	83.3
Impairment and amortization of intangible assets	5.1	11.3
Amortization of debt issuance costs and loss on extinguishment of debt	39.9	24.3
Net (gain) loss on sale of unconsolidated investment	(51.0)	—
Impairment of brewery construction in progress	665.9	—
Impairment of assets held for sale	—	24.0
(Gain) loss on sale of business	(1.7)	(14.2)
Loss on inventory and related contracts associated with business optimization	—	25.8
Loss on settlement of treasury lock contracts	—	(29.3)
Change in operating assets and liabilities, net of effects from purchase and sale of business:
Accounts receivable	(114.0)	59.6
Inventories	(261.3)	193.7
Prepaid expenses and other current assets	(113.2)	65.7
Accounts payable	213.7	(95.7)
Deferred revenue	118.0	—
Other accrued expenses and liabilities	(28.8)	(75.0)
Other	(23.4)	(63.4)
Total adjustments	2,704.4	774.7
Net cash provided by (used in) operating activities	2,705.4	2,806.5

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(1,026.8)	(864.6)
Purchase of business, net of cash acquired	(53.5)	(19.9)
Investments in equity method investees and securities	(36.6)	(222.4)
Proceeds from sale of assets	4.1	18.9
Proceeds from sale of unconsolidated investment	74.4	—
Proceeds from sale of business	4.6	999.5
Other investing activities	(2.0)	0.6
Net cash provided by (used in) investing activities	(1,035.8)	(87.9)

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 8

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)
	Years Ended
	February 28, 2022	February 28, 2021
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	995.6	1,194.7
Principal payments of long-term debt	(1,365.3)	(2,721.3)
Net proceeds from (repayments of) short-term borrowings	323.0	(238.9)
Dividends paid	(573.0)	(575.0)
Purchase of treasury stock	(1,390.5)	—
Proceeds from shares issued under equity compensation plans	177.6	58.9
Payments of minimum tax withholdings on stock-based payment awards	(9.8)	(7.7)
Payments of debt issuance, debt extinguishment, and other financing costs	(34.6)	(22.3)
Distributions to noncontrolling interests	(52.5)	(35.0)
Net cash provided by (used in) financing activities	(1,929.5)	(2,346.6)

Effect of exchange rate changes on cash and cash equivalents	(1.3)	7.2

Net increase (decrease) in cash and cash equivalents	(261.2)	379.2
Cash and cash equivalents, beginning of year	460.6	81.4
Cash and cash equivalents, end of year	$199.4	$460.6

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 9

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF REPORTED AND ORGANIC NET SALES
(in millions)
(unaudited)

For periods of acquisition, we define organic net sales as current period reported net sales less net sales of products of acquired businesses reported for the current period, as appropriate. For periods of divestiture, we define organic net sales as prior period reported net sales less net sales of products of divested businesses reported for the prior period, as appropriate. We provide organic net sales because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance.

On January 5, 2021, the company sold a portion of the Wine and Spirits Business to E. & J. Gallo Winery (“Gallo”) and in a separate, but related, transaction sold the Nobilo Wine brand to Gallo (collectively, the “Wine and Spirits Divestitures"). Additionally, on January 12, 2021, the company sold the Paul Masson Grande Amber Brandy brand to Sazerac (the "Paul Masson Divestiture"), and on December 29, 2020, the company sold the concentrate business to Vie-Del (the "Concentrate Business Divestiture"). These divestitures impacted our results below for the periods December 1, 2020, through February 28, 2021, and March 1, 2020, through February 28, 2021.

	Three Months Ended			Years Ended
	February 28, 2022	February 28, 2021	Percent Change	February 28, 2022	February 28, 2021	Percent Change
Consolidated net sales	$2,102.5	$1,953.0	8%	$8,820.7	$8,614.9	2%
Less: divestitures	—	(63.8)		—	(642.3)
Consolidated organic net sales	$2,102.5	$1,889.2	11%	$8,820.7	$7,972.6	11%

Beer net sales	$1,565.7	$1,376.7	14%	$6,751.6	$6,074.6	11%

Wine and Spirits net sales	$536.8	$576.3	(7%)	$2,069.1	$2,540.3	(19%)
Less: divestitures	—	(63.8)		—	(642.3)
Wine and Spirits organic net sales	$536.8	$512.5	5%	$2,069.1	$1,898.0	9%

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 10

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION
(in millions)
(unaudited)

	Three Months Ended			Years Ended
	February 28, 2022	February 28, 2021	Percent Change	February 28, 2022	February 28, 2021	Percent Change
Beer
(branded product, 24-pack, 12-ounce case equivalents)
Shipments	83.2	75.7	9.9%	364.2	334.6	8.8%

Depletions (1)			9.8%			8.9%

Wine and Spirits
(branded product, 9-liter case equivalents)
Shipments	7.7	9.4	(18.1%)	29.9	45.0	(33.6%)
Organic shipments (2)	7.7	7.9	(2.5%)	29.9	29.1	2.7%
U.S. Domestic shipments	7.0	8.7	(19.5%)	26.3	41.5	(36.6%)
U.S. Domestic organic shipments (2)	7.0	7.2	(2.8%)	26.3	25.8	1.9%

Depletions (1) (2)			(6.6%)			(5.8%)

(1)	Depletions represent U.S. domestic distributor shipments of our respective branded products to retail customers, based on third-party data.
(2)	Includes an adjustment to remove shipment and depletion volume associated with the Wine and Spirits Divestitures and the Paul Masson Divestiture for the periods December 1, 2020, through February 28, 2021, and March 1, 2020, through February 28, 2021, for the three months and year ended February 28, 2021, respectively.

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 11

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
SUMMARIZED SEGMENT AND INCOME (LOSS) FROM UNCONSOLIDATED INVESTMENTS INFORMATION
(in millions)
(unaudited)

	Three Months Ended			Years Ended
	February 28, 2022	February 28, 2021	Percent Change	February 28, 2022	February 28, 2021	Percent Change
Beer
Segment net sales	$1,565.7	$1,376.7	14%	$6,751.6	$6,074.6	11%
Segment gross profit	$841.2	$769.5	9%	$3,677.0	$3,402.4	8%
% Net sales	53.7%	55.9%		54.5%	56.0%
Segment operating income (loss)	$613.6	$506.3	21%	$2,703.3	$2,494.3	8%
% Net sales	39.2%	36.8%		40.0%	41.1%

Wine and Spirits
Wine net sales	$468.2	$497.2	(6%)	$1,819.3	$2,208.4	(18%)
Spirits net sales	68.6	79.1	(13%)	249.8	331.9	(25%)
Segment net sales	$536.8	$576.3	(7%)	$2,069.1	$2,540.3	(19%)
Segment gross profit	$240.3	$247.0	(3%)	$947.9	$1,115.2	(15%)
% Net sales	44.8%	42.9%		45.8%	43.9%
Segment operating income (loss)	$121.8	$114.6	6%	$470.7	$622.4	(24%)
% Net sales	22.7%	19.9%		22.7%	24.5%
Segment income (loss) from unconsolidated investments	$0.8	$5.1	(84%)	$34.4	$31.7	9%

Corporate Operations and Other
Segment operating income (loss)	$(76.5)	$(57.3)	(34%)	$(238.2)	$(228.6)	(4%)
Segment income (loss) from unconsolidated investments	$(1.4)	$(0.6)	(133%)	$(3.5)	$(0.4)	NM

Canopy equity earnings (losses) (1)	$(35.6)	$(37.4)	5%	$(178.2)	$(146.2)	(22%)

Consolidated operating income (loss)	$677.5	$559.3	21%	$2,331.7	$2,791.1	(16%)
Comparable Adjustments	(18.6)	4.3	NM	604.1	97.0	NM
Comparable operating income (loss)	$658.9	$563.6	17%	$2,935.8	$2,888.1	2%

Consolidated income (loss) from unconsolidated investments	$(93.7)	$19.8	NM	$(1,635.5)	$150.3	NM
Comparable Adjustments	57.5	(52.7)	NM	1,488.2	(265.2)	NM
Comparable income (loss) from unconsolidated investments	$(36.2)	$(32.9)	(10%)	$(147.3)	$(114.9)	(28%)

Consolidated EBIT	$622.7	$530.7	17%	$2,788.5	$2,773.2	1%

(1)	We recognize our equity in earnings (losses) for Canopy Growth Corporation (“Canopy”) on a two-month lag. The summarized financial information below represents 100% of Canopy’s reported results, prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”), and converted from Canadian dollars to U.S. dollars using the applicable weighted average exchange rates.
		Three Months Ended			Years Ended
		February 28, 2022	February 28, 2021	Percent Change	February 28, 2022	February 28, 2021	Percent Change
	Net sales	$111.9	$117.1	(4)%	$444.3	$378.6	17%
	Gross profit (loss)	$8.0	$18.9	(58)%	$(18.6)	$(14.1)	(32%)
	% Net sales	7.1%	16.1%		(4.2)%	(3.7)%
	Operating income (loss)	$(122.1)	$(425.0)	71%	$(630.1)	$(1,496.0)	58%
	% Net sales	NM	NM		NM	NM
NM=Not Meaningful

Constellation Brands, Inc. FY2022 Earnings Release	#WORTHREACHINGFOR I 12

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

We report our financial results in accordance with GAAP. However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. Please refer to our investor relations website at ir.cbrands.com/financial-information/financial-history-non-gaap for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 28, 2022			Three Months Ended February 28, 2021			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$2,102.5		$2,102.5	$1,953.0		$1,953.0	8%	8%
Cost of product sold	(969.9)	$(51.1)		(959.3)	$22.8
Gross profit	1,132.6	(51.1)	$1,081.5	993.7	22.8	$1,016.5	14%	6%
Selling, general, and administrative expenses	(454.9)	32.3		(453.3)	0.4
Gain (loss) on sale of business	(0.2)	0.2		18.9	(18.9)
Operating income (loss)	677.5	(18.6)	$658.9	559.3	4.3	$563.6	21%	17%
Income (loss) from unconsolidated investments	(93.7)	57.5		19.8	(52.7)
EBIT			$622.7			$530.7	NA	17%
Interest expense	(85.9)			(89.8)
Loss on extinguishment of debt	—			(4.0)	4.0
Income (loss) before income taxes	497.9	38.9	$536.8	485.3	(44.4)	$440.9	3%	22%
(Provision for) benefit from income taxes (1)	(92.3)	17.4		(94.7)	17.2
Net income (loss)	405.6	56.3		390.6	(27.2)
Net (income) loss attributable to noncontrolling interests	(10.2)			(7.7)
Net income (loss) attributable to CBI	$395.4	$56.3	$451.7	$382.9	$(27.2)	$355.7	3%	27%

EPS (2)	$2.07	$0.30	$2.37	$1.95	$(0.14)	$1.82	6%	30%

Weighted average common shares outstanding – diluted	190.685		190.685	195.942		195.942

Gross margin	53.9%		51.4%	50.9%		52.0%
Operating margin	32.2%		31.3%	28.6%		28.9%
Effective tax rate	18.5%		14.0%	19.5%		17.6%

Constellation Brands, Inc. FY 2022 Earnings Release	#WORTHREACHINGFOR I 13

	Three Months Ended February 28, 2022				Three Months Ended February 28, 2021
Comparable Adjustments	Acquisitions, Divestitures, and Related Costs (3)	Restructuring and Other Strategic Business Development Costs (4)	Other (5)	Total	Acquisitions, Divestitures, and Related Costs (3)	Restructuring and Other Strategic Business Development Costs (4)	Other (5)	Total
Cost of product sold	$(0.1)	$—	$51.2	$51.1	$(0.3)	$(4.1)	$(18.4)	$(22.8)
Selling, general, and administrative expenses	$(8.1)	$0.5	$(24.7)	$(32.3)	$(1.8)	$(2.3)	$3.7	$(0.4)
Gain (loss) on sale of business	$(0.2)	$—	$—	$(0.2)	$18.9	$—	$—	$18.9
Operating income (loss)	$(8.4)	$0.5	$26.5	$18.6	$16.8	$(6.4)	$(14.7)	$(4.3)
Income (loss) from unconsolidated investments	$50.5	$(11.7)	$(96.3)	$(57.5)	$(0.9)	$(108.1)	$161.7	$52.7
Loss on extinguishment of debt	$—	$—	$—	$—	$—	$—	$(4.0)	$(4.0)
(Provision for) benefit from income taxes (1)	$(1.4)	$19.3	$(35.3)	$(17.4)	$(7.4)	$26.4	$(36.2)	$(17.2)
Net income (loss) attributable to CBI	$40.7	$8.1	$(105.1)	$(56.3)	$8.5	$(88.1)	$106.8	$27.2

EPS (2)	$0.21	$0.04	$(0.55)	$(0.30)	$0.04	$(0.45)	$0.55	$0.14
(1)    The effective tax rate applied to each Comparable Adjustment amount is generally based upon the jurisdiction in which the Comparable Adjustment was recognized. For the three months and year ended February 28, 2022, the (provision for) benefit from income taxes includes a net income tax benefit recognized due to the release of a deferred tax liability associated with an intra-entity transfer of assets. For the year ended February 28, 2022, the adjustments also include a net income tax provision recognized as a result of a legislative update in Switzerland, partially offset by a net income tax benefit recognized as a result of adjustments to valuation allowances. For the three months and year ended February 28, 2021, the (provision for) benefit from income taxes includes a net income tax provision recognized as a result of adjustments to valuation allowances. For the year ended February 28, 2021, the adjustments also include a net income tax provision related to legislative and governmental initiatives under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
(2)    May not sum due to rounding as each item is computed independently. For the year ended February 28, 2022, the comparable adjustments and comparable basis diluted net income (loss) per share are calculated on a fully dilutive basis. (6)
(3)    For the three months ended February 28, 2022, acquisitions, divestitures, and related costs consist primarily of a net gain on sale of an equity method investment made through our corporate venture capital function, partially offset by transition services agreements activity related to the Wine and Spirits Divestitures. For the three months ended February 28, 2021, adjustments consist primarily of a net gain recognized in connection with the Paul Masson Divestiture, partially offset by net losses recognized in connection with the Wine and Spirits Divestitures and related activities and the Concentrate Business Divestiture.
(4)    For the three months ended February 28, 2022 restructuring and other strategic business development costs consist primarily of a net income tax benefit recognized as a result of an intra-entity transfer of assets, partially offset by equity losses from Canopy largely related to costs designed to improve their organizational focus, streamline operations, and align product capability with projected demand. For the three months ended February 28, 2021, adjustments consist primarily of (i) equity losses from Canopy related to costs designed to improve their organizational focus, streamline operations, and align product capability with projected demand and (ii) costs to optimize our portfolio, gain efficiencies, and reduce our cost structure primarily within the wine and spirits segment.
(5)    For the three months ended February 28, 2022, other consists primarily of (i) an unrealized net loss from the mark to fair value of our investment in Canopy, (ii) an adjustment to understated excise tax accruals primarily related to a prior period acquisition, and (iii) a net increase in estimated fair value of contingent liabilities associated with prior period acquisitions, partially offset by (i) a net gain from the mark to fair value of undesignated commodity derivative contracts and (ii) a net gain associated with Canopy equity earnings (losses). For the three months ended February 28, 2021, adjustments consist primarily of (i) an unrealized net gain from the mark to fair value of our investment in Canopy, (ii) a net gain from the mark to fair value of undesignated commodity derivative contracts, and (iii) a net decrease in estimated fair value of a contingent liability, partially offset by (i) costs associated with Canopy equity losses, (ii) a net loss as a result of smoke damage sustained during the 2020 U.S. West Coast wildfires, and (iii) impairments of certain long-lived assets.

Constellation Brands, Inc. FY 2022 Earnings Release	#WORTHREACHINGFOR I 14

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
(unaudited)

	Year Ended February 28, 2022			Year Ended February 28, 2021			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$8,820.7		$8,820.7	$8,614.9		$8,614.9	2%	2%
Cost of product sold	(4,113.4)	$(82.4)		(4,148.9)	$51.6
Gross profit	4,707.3	(82.4)	$4,624.9	4,466.0	51.6	$4,517.6	5%	2%
Selling, general, and administrative expenses	(1,711.4)	22.3		(1,665.1)	35.6
Impairment of brewery construction in progress	(665.9)	665.9		—
Impairment of assets held for sale	—			(24.0)	24.0
Gain (loss) on sale of business	1.7	(1.7)		14.2	$(14.2)
Operating income (loss)	2,331.7	604.1	$2,935.8	2,791.1	97.0	$2,888.1	(16%)	2%
Income (loss) from unconsolidated investments	(1,635.5)	1,488.2		150.3	(265.2)
EBIT			$2,788.5			$2,773.2	NA	1%
Interest expense	(356.4)			(385.7)
Loss on extinguishment of debt	(29.4)	29.4		(12.8)	12.8
Income (loss) before income taxes	310.4	2,121.7	$2,432.1	2,542.9	(155.4)	$2,387.5	(88%)	2%
(Provision for) benefit from income taxes (1)	(309.4)	(121.5)		(511.1)	103.9
Net income (loss)	1.0	2,000.2		2,031.8	(51.5)
Net (income) loss attributable to noncontrolling interests	(41.4)			(33.8)
Net income (loss) attributable to CBI	$(40.4)	$2,000.2	$1,959.8	$1,998.0	$(51.5)	$1,946.5	(102%)	1%

EPS (2)	$(0.22)	$10.41	$10.20	$10.23	$(0.26)	$9.97	(102%)	2%

Weighted average common shares outstanding – diluted (6)	167.431	24.791	192.222	195.308		195.308

Gross margin	53.4%		52.4%	51.8%		52.4%
Operating margin	26.4%		33.3%	32.4%		33.5%
Effective tax rate	99.7%		17.7%	20.1%		17.1%

Constellation Brands, Inc. FY 2022 Earnings Release	#WORTHREACHINGFOR I 15

	Year Ended February 28, 2022				Year Ended February 28, 2021
Comparable Adjustments	Acquisitions, Divestitures, and Related Costs (7)	Restructuring and Other Strategic Business Development Costs (8)	Other (9)	Total	Acquisitions, Divestitures, and Related Costs (7)	Restructuring and Other Strategic Business Development Costs (8)	Other (9)	Total
Cost of product sold	$(0.1)	$(2.6)	$85.1	$82.4	$(0.4)	$(29.9)	$(21.3)	$(51.6)
Selling, general, and administrative expenses	$(7.1)	$0.6	$(15.8)	$(22.3)	$(6.3)	$(23.9)	$(5.4)	$(35.6)
Impairment of brewery construction in progress	$—	$—	$(665.9)	$(665.9)	$—	$—	$—	$—
Impairment of assets held for sale	$—	$—	$—	$—	$—	$(24.0)	$—	$(24.0)
Gain (loss) on sale of business	$1.7	$—	$—	$1.7	$14.2	$—	$—	$14.2
Operating income (loss)	$(5.5)	$(2.0)	$(596.6)	$(604.1)	$7.5	$(77.8)	$(26.7)	$(97.0)
Income (loss) from unconsolidated investments	$46.5	$(82.4)	$(1,452.3)	$(1,488.2)	$(2.8)	$(359.6)	$627.6	$265.2
Loss on extinguishment of debt	$—	$—	$(29.4)	$(29.4)	$—	$—	$(12.8)	$(12.8)
(Provision for) benefit from income taxes (1)	$4.4	$22.6	$94.5	$121.5	$(27.2)	$99.4	$(176.1)	$(103.9)
Net income (loss) attributable to CBI	$45.4	$(61.8)	$(1,983.8)	$(2,000.2)	$(22.5)	$(338.0)	$412.0	$51.5

EPS (2)	$0.24	$(0.32)	$(10.32)	$(10.41)	$(0.12)	$(1.73)	$2.11	$0.26
(6)    For the year ended February 28, 2022, we have excluded the following weighted average common shares outstanding from the calculation of diluted net income (loss) per common share, as the effect of including these would have been anti-dilutive, in millions:

Class B Convertible Common Stock	23.225
Stock-based awards, primarily stock options	1.566
(7)    For the year ended February 28, 2022, acquisitions, divestitures, and related costs consist primarily of (i) a net gain on sale of an equity method investment made through our corporate venture capital function and (ii) a gain related to the remeasurement of our previously held equity interest in My Favorite Neighbor, LLC to the acquisition date fair value, partially offset by transition services agreements activity related to the Wine and Spirits Divestitures. For the year ended February 28, 2021, adjustments consist primarily of (i) a net income tax provision recognized for the adjustments to valuation allowances, (ii) net losses in connection with the Wine and Spirits Divestitures and related activities and the Concentrate Business Divestiture, and (iii) a net loss on foreign currency contracts, partially offset by a net gain recognized in connection with the Paul Masson Divestiture and a net gain from a vineyard sale.
(8)    For the years ended February 28, 2022, and February 28, 2021, restructuring and other strategic business development costs consist primarily of equity losses from Canopy related to costs designed to improve their organizational focus, streamline operations, and align product capability with projected demand. The year ended February 28, 2022, was partially offset by a net income tax benefit recognized as a result of an intra-entity transfer of assets. The year ended February 28, 2021, also included costs to optimize our portfolio, gain efficiencies, and reduce our cost structure and impairments of long-lived assets held for sale primarily within the wine and spirits segment.
(9)    For the year ended February 28, 2022, other consists primarily of (i) an unrealized net loss from the mark to fair value of our investment in Canopy, (ii) an impairment of long-lived assets in connection with certain assets at the Mexicali Brewery, (iii) a loss on extinguishment of debt, (iv) an adjustment to understated excise tax accruals primarily related to a prior period acquisition, (v) a net income tax provision recognized as a result of a legislative update in Switzerland, and (vi) a net increase in estimated fair value of contingent liabilities associated with prior period acquisitions, partially offset by (i) a net gain associated with Canopy equity earnings (losses), (ii) a net gain from the mark to fair value of undesignated commodity derivative contracts, (iii) net flow through of reserved inventory following the 2020 U.S. West Coast wildfires, and (iv) a gain from a property tax settlement. For the year ended February 28, 2021, adjustments consist primarily of (i) an unrealized net gain from the mark to fair value of our investment in Canopy, (ii) a net gain from the mark to fair value of undesignated commodity derivative contracts, and (iii) a net decrease in estimated fair value of a contingent liability, partially offset by (i) costs associated with Canopy equity losses, (ii) a net loss as a result of smoke damage sustained during the 2020 U.S. West Coast wildfires, (iii) a net income tax provision related to the CARES Act, and (iv) a loss on extinguishment of debt.

Constellation Brands, Inc. FY 2022 Earnings Release	#WORTHREACHINGFOR I 16

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
(unaudited)

Canopy Equity Earnings (Losses) and Related Activities (“Canopy EIE”)
Canopy EIE non-GAAP financial measures are provided because management uses this information to monitor our investment in Canopy. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended		Years Ended
	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021
Equity earnings (losses) and related activities - reported basis, Canopy EIE (GAAP) (1)	$(34.1)	$(258.0)	$(73.6)	$(679.0)
Comparable Adjustments (2)(3)	(1.5)	220.6	(104.6)	532.8
Equity earnings (losses) and related activities - comparable basis, Canopy EIE (Non-GAAP)	(35.6)	(37.4)	(178.2)	(146.2)
(Provision for) benefit from income taxes (3)	1.7	14.6	25.3	52.8
Net income (loss) attributable to CBI - comparable basis, Canopy EIE (Non-GAAP)	$(33.9)	$(22.8)	$(152.9)	$(93.4)

	Three Months Ended		Years Ended
	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021
EPS - reported basis, Canopy EIE (GAAP)	$(0.17)	$(0.99)	$(0.22)	$(2.62)
Comparable Adjustments - Canopy EIE (Non-GAAP)	(0.01)	0.85	(0.58)	2.09
EPS - comparable basis, Canopy EIE (Non-GAAP) (4)	$(0.18)	$(0.12)	$(0.80)	$(0.48)

	Years Ended
	February 28, 2022			February 28, 2021
	Income (loss) before income taxes	(Provision for) benefit from income taxes (3)	Effective tax rate (5)	Income (loss) before income taxes	(Provision for) benefit from income taxes (3)	Effective tax rate (5)
Reported basis (GAAP)	$310.4	$(309.4)	99.7%	$2,542.9	$(511.1)	20.1%
Comparable Adjustments - (Non-GAAP)	2,121.7	(121.5)		(155.4)	103.9
Comparable basis (Non-GAAP)	2,432.1	(430.9)	17.7%	2,387.5	(407.2)	17.1%
Comparable basis, Canopy EIE (Non-GAAP)	(178.2)	25.3		(146.2)	52.8
Comparable basis, excluding Canopy EIE (Non-GAAP)	$2,610.3	$(456.2)	17.5%	$2,533.7	$(460.0)	18.2%

	Three Months Ended		Years Ended
	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021
EPS - comparable basis (Non-GAAP) (6)	$2.37	$1.82	$10.20	$9.97
EPS - comparable basis, Canopy EIE (Non-GAAP)	0.18	0.12	0.80	0.48
EPS - comparable basis, excluding Canopy EIE (Non-GAAP) (4)	$2.55	$1.93	$10.99	$10.44

(1)	Equity earnings (losses) and related activities are included in income (loss) from unconsolidated investments.
(2)	Comparable Adjustments, Canopy EIE include: restructuring and other strategic business development costs, expected credit losses on financial assets and related charges, unrealized net (gain) loss from the mark to fair value of securities measured at fair value and related activities, share-based compensation expense related to acquisition milestones, acquisition costs, loss on dilution due to Canopy’s issuance of additional stock, and other (gains) losses.
(3)	The Comparable Adjustment effective tax rate applied to each Comparable Adjustment amount is generally based upon the jurisdiction in which the adjustment was recognized. The benefit from income taxes effective tax rate applied to our equity in earnings (losses) of Canopy is generally based on the tax rates of the legal entities that hold our investment.

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(4)	May not sum due to rounding as each item is computed independently. The comparable adjustments and comparable basis diluted net income per share are calculated on a fully dilutive basis.
(5)	Effective tax rate is not considered a GAAP financial measure, for purposes of this reconciliation, we derived the reported GAAP measure based on GAAP results, which serves as the basis for the reconciliation to the comparable non-GAAP financial measure.
(6)	See reconciliation of the applicable non-GAAP financial measures on pages 13 and 15.

EPS Guidance	Range for the Year Ending February 28, 2023
Forecasted EPS - reported basis (GAAP)	$11.15	$11.45
Acquisitions, divestitures, and related costs (1)	0.05	0.05
Forecasted EPS - comparable basis, excluding Canopy EIE (Non-GAAP) (2)	$11.20	$11.50

Actual for the Year Ended February 28, 2022
EPS - reported basis (GAAP)	$(0.22)
Acquisitions, divestitures, and related costs (1)	(0.24)
Restructuring and other strategic business development costs (3)	0.32
Other (4)	10.32
EPS - comparable basis (Non-GAAP) (2)	10.20
Comparable basis, Canopy EIE (Non-GAAP)	0.80
EPS - comparable basis, excluding Canopy EIE (Non-GAAP) (2)	$10.99

(1)	Acquisitions, divestitures, and related costs include: (2)	Estimated for the Year Ending February 28, 2023	Actual for the Year Ended February 28, 2022
	Transition services agreements activity	$0.05	$0.08
	Canopy equity (earnings) losses and related activities comparable adjustments	$—	$0.02
	Net gain on sale of unconsolidated investment	$—	$(0.25)
	Gain on the remeasurement of our investment in My Favorite Neighbor, LLC	$—	$(0.07)
	Net income tax provision recognized for the reversal of valuation allowances	$—	$(0.02)
	Net (gain) loss on sale of business	$—	$(0.01)
(2)	May not sum due to rounding as each item is computed independently. The comparable adjustments and comparable basis diluted net income per share are calculated on a fully dilutive basis.
(3)
Adjustments consist primarily of equity losses from Canopy related to costs designed to improve their organizational focus, streamline operations, and align product capability with projected demand, partially offset by a net income tax benefit recognized as a result of an intra-entity transfer of assets.

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(4)	Other includes: (2)	Actual for the Year Ended February 28, 2022
	Unrealized net (gain) loss from mark to fair value of investment in Canopy	$8.33
	Impairment of brewery construction in progress	$3.08
	Loss on extinguishment of debt	$0.11
	Adjustments related to a prior period acquisition	$0.08
	Net income tax provision recognized as a result of a legislative update in Switzerland	$0.06
	Net loss on changes in estimated fair value of contingent liabilities associated with prior period acquisitions	$0.04
	Canopy equity (earnings) losses and related activities comparable adjustments	$(0.66)
	Unconsolidated investments, other	$(0.35)
	Net (gain) loss from mark to fair value of undesignated commodity derivative contracts	$(0.29)
	Net flow through of reserved inventory	$(0.05)
	Property tax settlement	$(0.04)

Free Cash Flow Guidance
Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2023
Net cash provided by operating activities (GAAP)	$2,600.0	$2,800.0
Purchase of property, plant, and equipment	(1,300.0)	(1,400.0)
Free cash flow (Non-GAAP)	$1,300.0	$1,400.0

	For the Years Ended
	February 28, 2022	February 28, 2021
Net cash provided by operating activities (GAAP)	$2,705.4	$2,806.5
Purchase of property, plant, and equipment	(1,026.8)	(864.6)
Free cash flow (Non-GAAP)	$1,678.6	$1,941.9

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